Acorn Energy First Quarter Results: 2013 Revenue Up 37%

WILMINGTON, Del., May 9, 2013 /PRNewswire/ — Acorn Energy, Inc. (NASDAQ: ACFN), today announced results for the first quarter ended March 31, 2013.  Revenue increased 37% to $5.7 million in the first quarter of 2013 from $4.2 million in the first quarter of 2012.  The net loss for the 2013 first quarter was $5.0 million, or $0.28 per share, compared to $4.2 million, or $0.24 per share in the first quarter of 2012.  The first quarter 2012 results include those of OmniMetrix, LLC from February 15, 2012, the date of its acquisition by Acorn.

John Moore, CEO of Acorn Energy, commented, "I am pleased to report that all four of our portfolio companies achieved improvement in revenue, gross margin and gross profit in the first quarter of 2013 compared to the same quarter last year.  The results are primarily related to the expansion in marketing as well as the contribution of new products to sales by each company during the last twelve months. Our companies are establishing leadership positions for their technologies - each one addressing global energy infrastructure challenges.  We solve the industry problems or cause a step change in the way things are done.  Acorn brings its capital, strategic relationships and experiences to bear in helping the portfolio companies penetrate their vast market opportunities."  Financial highlights for Acorn and its portfolio companies are discussed below, but investors are urged to read the Company's 10-Q report filed with the Securities and Exchange Commission for more detailed information.

On May 8, 2013, the Board of Directors agreed to halt the Company's dividend in favor of investing in Acorn's portfolio companies.    The Board believes that these investments will provide future returns to shareholders either through the sale of a portfolio company or through increased net income. Upon our next successful exit the Board will once again evaluate all dividend options. To date Acorn has paid out $4.6 million in dividends ($4.3 million in cash and $0.3 million in shares from its Dividend Reinvestment Plan), or approximately 7.5% of the $62 million in proceeds before income taxes generated from the sale of CoaLogix in 2011.

"We ended the quarter with $30 million of working capital on a consolidated basis, of which over $20 million was cash. We have approximately $7.6 million in budgeted commitments to fund growth and new product development at our four businesses," concluded Moore.

Management Update

Mr. Moore is pleased to announce that Joe Musanti has been named President and CEO of GridSense™. "In the life of every technology growth company there is a natural progression from the visionary leader to a more traditional business operations experience.  Joe Musanti is an experienced operating executive with a track record of success committed to turning GridSense, with its new products and pipeline of pilots, into the profitable and fast-growing company it can be."

Mr. Musanti was named COO/CFO of GridSense in January 2013, following his resignation from the Acorn Energy Board of Directors, where he served from September 2007 until December 2012. He previously served in various positions including President, General Manager and CFO of Main Tape, a profitable leading manufacturer of specialty film and paper products.  Prior to that, Mr. Musanti was Vice President Finance of Rheometric Scientific, Inc., a manufacturer of thermal analytical instrumentation products, where he also held significant domestic and foreign operational, managerial, financial and accounting positions.

New Director

"We are delighted to announce that oil industry veteran Robert E. McKee, III will join the Acorn Board," stated Moore.  Mr. McKee had a 37 year career at ConocoPhillips and Conoco, Inc., including 10 years as Executive Vice President, Exploration and Production (1992-2002). He was a senior oil advisor to the Coalition Provisional Authority and the Iraqi Oil Ministry in Iraq to assist with the rebuilding of its oil industry from September 2003 to March 2004. He is also a Director of QEP Resources, an unconventional oil driller with a $5 billion market capitalization, Post Oak Bank and a board member on the Colorado School of Mines Foundation. "We believe Rob's advice and connections will be critical as we undertake the extensive effort required to get US Seismic's technology adopted as the standard for unconventional oil production."

DSIT

DSIT Solutions, Ltd., based in Israel, offers a full range of sonar and acoustic-related solutions for strategic energy installations, mostly those vulnerable to water access sabotage.   "DSIT continues to steadily increase revenue and net income from new contracts for its underwater diver-detection systems," said Mr. Moore.  "Originally developed for the Israeli Navy, AquaShield™ applications can range from protecting off-shore oil and gas rigs to nuclear power plants.  Utilizing an expanding staff of expert engineers, the commercial development of multiple applications is building DSIT's global footprint."

First quarter revenue in 2013 increased approximately 9% to $3.3 million, compared to $3.0 million in the 2012 first quarter.  Additionally, gross profit, gross margin and net income all increased in the first quarter.  Backlog remains strong at $8.2 million.

GridSense™

GridSense develops and markets remote monitoring systems for electric utilities and industrial facilities worldwide.  Its systems provide outage management and power quality monitoring to better and more efficiently manage grid operations.  "GridSense increased its revenue dramatically in the first quarter. Our products are gaining recognition," noted Mr. Moore.  "Specifically, a new hosted integrated grid monitoring system called Grid InSite™.  This system was introduced recently and is being piloted by eleven utilities.  Prior to Grid InSite™, our sensor data was transmitted through the utility's SCADA system. Access to this system often caused delays in deployment and conversion of our pilots into larger orders. With advances like Grid InSite™, it is easy to see the day when utility employees routinely use smartphone and tablet devices to remotely access information in a secure fashion—just like workers in other industries.

"We landed another pilot at a top five US utility company this quarter.  The utility has a history of monitoring their larger transformers and has identified 50,000 transformers which could potentially benefit from GridSense's monitoring solution in the next several years," observed Moore.

In the first quarter of 2013, GridSense revenue increased 68% from approximately $0.9 million in the first quarter of 2012 to $1.5 million.  The increase primarily reflects the completion of an order for 800 Transformer IQ® units from a California utility.  Our gross margins increased to 43% versus 37% in the first quarter of 2012.

In commenting on the management change Moore added, "Lindon Shiao joined GridSense in 2006 when Prime Energy Partners made their initial investment.  Over the past seven years, Lindon has transformed the company from a small Australian supplier of power quality test devices to a pioneer in the emerging worldwide market of electric grid distribution optimization.  Lindon has positioned the company with the right products in the fastest growing part of the electric grid.  Now, he has handed over responsibility for the completion of  R&D and transition to a scalable manufacturing infrastructure to new CEO Joe Musanti. Joe has extensive leadership experience in manufacturing and sales management.  He has an ideal background to build on the foundation set by Lindon and the outstanding team he has assembled at GridSense."

Lindon Shiao will be leaving his operating role at the company to return to private equity work at Prime Energy Partners. He has been asked and has agreed to remain on the GridSense Board of Directors.

OmniMetrix

OmniMetrix, LLC, is a leading developer and provider of remote monitoring systems for emergency power generators and underground pipelines.  Many of these generators serve critical requirements such as hospitals, nursing homes and cell phone towers.  "OmniMetrix is building recurring revenue by installing monitors for emergency generators and charging monthly service fees," said John Moore.  "Currently, there are 4,275 OmniMetrix generator monitor installations of which 854 were completed in the first quarter.  The core market is the 4,000 generator dealers and to date the OmniMetrix sales team has made contact with over 500 of them."  For critical installations such as cell towers, preventing generator failure is a priority.

OmniMetrix introduced another industry first: 24/7 monitoring and customer support and its network operating center (NOC) at its new facility near Atlanta.

"The international potential is also very sizeable and immediate because developing countries have a shortage of reliable electricity and are also installing cell towers for wireless communications instead of expensive cable. All of these are potential customers for back-up generator monitoring."

In the first quarter of 2013 OmniMetrix recorded revenue of $533,000 as compared to $103,000 recorded in the first quarter of 2012, following its acquisition on February 15, 2012 by Acorn Energy.  Overall gross margin was 62% as compared to 39% in Q1 2012.

US Seismic Systems (USSI)

USSI has developed a seismic fiber-optic geophone to better map existing oil and gas reservoirs for greater extraction as well as to continuously monitor wells for safety. "Two big things happened at USSI in the first quarter.  First, we received an order from a supermajor oil company, and we delivered and recognized the revenue in that same period. The system is designed to be a permanent installation to enable sub-surface imaging of oil and gas reservoirs.  This installation will be tested competitively in a full-scale field evaluation starting May 28th as a potential primary sensing system for monitoring the client's vast unconventional oil field holdings. This trial is important because it shows that our investment in US Seismic is being validated by customer demand. Second, one of our customers ran a trial of our geophones versus the best in class legacy system and found our system was approximately 15 times more sensitive than the more expensive legacy system and that our system provided 99 times more microseismic data than the legacy system," noted Moore.

Work continues on the optical interrogator licensed from Northrup Grumman.  The hardware was complete as of the end of 2012 and software integration should be complete by July and should result in positive gross profit margins and a platform for continued performance enhancements.

"In the second and third quarters we are looking to ship the world's first 100-level optical array to SR2020 and to more product adoption by new and existing customers," finished Moore.

Revenue for the quarter was $325,000, an increase of $204,000 compared to the 2012 first quarter revenue of $121,000.  Backlog at the end of March was $1.1 million.

Conference Call Information

Acorn Energy will host an investor call on Friday, May 10 at 11:00am EDT to discuss its first quarter 2013 results and developments.  Participants can pre-register for the conference call and webcast by accessing the link below.  Pre-registering gives one immediate entry into the call, zero wait time and will automatically populate your Outlook calendar with an invitation. To register for Acorn Energy's Q1 2013 earnings call, click here.

Participants that would like to join the conference call, but have not registered, can do so by dialing US Toll Free: (866) 652-5200, International Dial in (412) 317-6060 and asking for the "Acorn Energy Conference Call".   If you are unable to participate in the live call, a digital replay of the call will be available 2 hours after the end of the live call through 9:00am EDT on June 10, 2013 by dialing US Toll Free 1-877-344-7529 or International Toll 1-412-317-0088 and entering access code - 10028473.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company whose four portfolio companies help their customers achieve greater productivity, reliability, security, and efficiency—factors which can lead to greater profitability.  GridSense—provides monitoring for all critical points along the electricity delivery system. OMNIMETRIX—remotely monitors emergency back-up power generation systems to increase their reliability. US Seismic—supplies fiber-optic sensing solutions to increase oil/gas production and lower costs. DSIT—provides security solutions from underwater threats to naval and marine based energy assets.  For more information visit: http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn Energy, Inc. or its operating companies will continue to grow their respective businesses, or that any of them will meet the expectations or execute the initiatives described or referred to above. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Contact:

Paul G. Henning

Cameron Associates

(212) 554-5462

Paul@cameronassoc.com

Financial Tables to Follow –

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of March 31, 2013	As of December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$20,163	$26,147
Restricted deposit	618	699
Accounts receivable	2,593	5,481
Unbilled revenue	6,218	5,213
Inventory	5,363	5,106
Other current assets	3,618	3,547
Total current assets	38,573	46,193
Property and equipment, net	1,599	927
Severance assets	3,241	3,165
Restricted deposit	118	115
Intangible assets, net	9,305	9,561
Goodwill	6,646	6,630
Other assets	863	745
Total assets	$60,345	$67,336
LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term debt	$276	$153
Accounts payable	1,641	2,631
Accrued payroll, payroll taxes and social benefits	2,185	2,420
Deferred revenue	2,309	3,323
Other current liabilities	2,095	1,708
Total current liabilities	8,506	10,235
Long-term liabilities:
Accrued severance	4,602	4,491
Other long-term liabilities	763	665
Total long-term liabilities	5,365	5,156
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 30,000,000 shares; Issued –18,870,526 and 18,892,456 shares at December 31, 2012 and March 31, 2013, respectively	188	188
Additional paid-in capital	83,210	83,469
Warrants	44	55
Accumulated deficit	(34,708)	(29,733)
Treasury stock, at cost – 801,920 shares at December 31, 2012 and March 31, 2013	(3,036)	(3,036)
Accumulated other comprehensive income	678	716
Total Acorn Energy, Inc. shareholders’ equity	46,376	51,659
Non-controlling interests	98	286
Total equity	46,474	51,945
Total liabilities and equity	$60,345	$67,336

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended March 31,
	2013	2012
Revenues:
Projects	$3,582	$3,036
Products	1,707	928
Services	427	219
Total revenues	5,716	4,183
Cost of sales:
Projects	2,449	2,246
Products	1,039	613
Services	103	124
Total cost of sales	3,591	2,983
Gross profit	2,125	1,200
Operating expenses:
Research and development expenses, net of credits	2,001	1,318
Selling, general and administrative expenses	5,256	4,229
Total operating expenses	7,257	5,547
Operating loss	(5,132)	(4,347)
Finance income (expense), net	14	(23)
Loss before income taxes	(5,118)	(4,370)
Income tax expense, net	(69)	(75)
Net loss	(5,187)	(4,445)
Net loss attributable to non-controlling interests	212	256
Net loss attributable to Acorn Energy, Inc. shareholders	$(4,975)	$(4,189)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders	$(0.28)	$(0.24)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted	18,077	17,680

Dividends declared per common share	$0.035	$0.035